As filed with the Securities and Exchange Commission on February 18, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MNTN, Inc.
(Exact name of registrant as specified in its charter)

Delaware	26-4741839
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

823 Congress Avenue #1827 Austin, TX	78768
(Address of Principal Executive Offices)	(Zip Code)
MNTN, Inc. 2025 Incentive Award Plan
MNTN, Inc. 2025 Employee Stock Purchase Plan
(Full title of the plans)
Mark Douglas
President and Chief Executive Officer
823 Congress Avenue, #1827
Austin, Texas 78768
(310) 895-2110
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Ian D. Schuman, Esq.
Brittany D. Ruiz, Esq.
Ellen Smiley, Esq.
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 4,431,792 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of MNTN, Inc. (the “Registrant”) issuable under the following employee benefit plan for which a registration statement of the Registrant on Form S-8 (File No. 333-287511) is effective: (i) the MNTN, Inc. 2025 Incentive Award Plan, pursuant to the automatic annual increase provision therein, which added 3,693,160 shares of Common Stock, and (ii) the MNTN, Inc. 2025 Employee Stock Purchase Plan, pursuant to the automatic annual increase provision therein, which added 738,632 shares of Common Stock.

Pursuant to General Instruction E of Form S-8, the contents of the above-referenced prior registration statement are incorporated into this Registration Statement by reference to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.    Exhibits.

Number	Description	Form	File No.	Date	Exhibit	Filed / Furnished Herewith

3.1	Amended and Restated Certificate of Incorporation of MNTN, Inc.	8-K	001-42664	05/23/25	3.1
3.2	Amended and Restated Bylaws of MNTN, Inc.	8-K	001-42664	05/23/25	3.2
4.1	Amended and Restated Investors’ Rights Agreement, dated as of May 23, 2025, by and among the Registrant and certain of its shareholders.	10-Q	001-42664	08/11/25	4.1
4.2	Specimen Class A Common Stock Certificate.	S-1	333-285471	02/28/25	4.1
5.1	Opinion of Latham & Watkins LLP.					*
23.1	Consent of Independent Registered Public Accounting Firm (KPMG LLP).					*
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).					*
99.1	MNTN, Inc. 2025 Incentive Award Plan.	10-K	001-42664	02/18/26	10.6
99.2	Form of 2025 Plan Stock Option Agreement.	S-1/A	333-285471	03/12/25	10.6
99.3	Form of 2025 Plan Restricted Stock Unit Award Agreement.	S-1/A	333-285471	03/12/25	10.7
99.4	MNTN, Inc. 2025 Employee Stock Purchase Plan.	10-K	001-42664	02/18/26	10.9
107.1	Calculation of Filing Fee Table.					*

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on February 18, 2026.

MNTN, Inc.

By:	/s/ Mark Douglas
Mark Douglas
Chief Executive Officer
SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of MNTN, Inc., hereby severally constitute and appoint Mark Douglas and Patrick A. Pohlen, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Mark Douglas	Chief Executive Officer and Chairman of the Board	February 18, 2026
Mark Douglas	(Principal Executive Officer)

/s/ Patrick A. Pohlen	Chief Financial Officer	February 18, 2026
Patrick A. Pohlen	(Principal Financial and Accounting Officer)

/s/ Phalachandra Bhat	Director	February 18, 2026
Phalachandra Bhat

/s/ Joe B. Johnson	Director	February 18, 2026
Joe B. Johnson

/s/ Joseph Kaiser	Director	February 18, 2026
Joseph Kaiser

/s/ Hadi Partovi	Director	February 18, 2026
Hadi Partovi

/s/ Grant Ries	Director	February 18, 2026
Grant Ries

/s/ Dana Settle	Director	February 18, 2026
Dana Settle